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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF DOLLAR TREE STORES, INC.

Dollar Tree Management, Inc.

Dollar Tree Distribution, Inc.

Dollar Tree Properties, Inc. (a wholly owned subsidiary of Dollar Tree Distribution, Inc.)

Dollar Tree West, Inc.